Natural Health Trends Receives NASDAQ Deficiency Notice Related to Minimum Bid Price

DALLAS, TX -- 09/05/2008 -- Natural Health Trends Corp. (NASDAQ: BHIP), an international direct-selling and e-commerce company, announced today that on September 2, 2008, it received a deficiency letter from The NASDAQ Stock Market indicating that it is not in compliance with the continued listing requirements on the NASDAQ Capital Market because, for the previous 30 consecutive business days, the bid price of its common stock had closed below the $1.00 minimum per share requirement for continued listing as set forth in Marketplace Rule 4310(c)(4). It is NASDAQ's customary practice to issue a deficiency letter when a listed company does not meet the minimum bid price requirement. By NASDAQ rule, Natural Health Trends will be provided 180 calendar days, or until March 9, 2009, to regain compliance with the bid price requirement. The deficiency letter has no effect on the listing of the company's common stock at this time and its common stock will continue to trade on the NASDAQ Capital Market under the symbol "BHIP."

The letter also stated that the company can regain compliance with the bid price requirement if, at any time before March 9, 2009, the bid price of its common stock closes at or above $1.00 per share for a minimum of ten consecutive business days. If the company cannot demonstrate compliance by March 9, 2009, NASDAQ will determine whether it meets the NASDAQ Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If Natural Health Trends meets the initial listing criteria, it will be provided an additional 180 calendar-day period to comply with the bid price requirement. If it is not eligible for this additional compliance period, the company will be provided written notice that its securities will be delisted. At that time, the company would have the right to appeal NASDAQ's determination to delist its securities to a listing qualifications panel, which would stay the effect of the delisting pending a hearing on the matter before the panel.

Natural Health Trends intends to actively monitor the bid price for its common stock between now and March 9, 2009, and consider implementation of various options available to the company if its common stock does not trade at a level that is likely to regain compliance.

About Natural Health Trends

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company's website, and management encourages interested parties to register for updated corporate information via email on the Company's home page, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 31, 2008, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:
Jean Bono
Natural Health Trends Corp.
Investor.Relations@NHTGlobal.com